Exhibit 99.1

FOR IMMEDIATE RELEASE

Aya Healthcare to Acquire Cross Country Healthcare for Approximately $615 Million in Cash

•    Cross Country stockholders to receive $18.61 per share

•    Expands Aya’s client service and delivery capabilities with Cross Country’s nearly 40-year history of clinical excellence and quality patient care

•    Provides clinicians with greater flexibility and convenience by tapping into the combined pool of nationwide opportunities, with competitive compensation and a world-class experience

•    Creates immediate stockholder value for Cross Country, through a nearly 67 percent premium

SAN DIEGO, Ca. and BOCA RATON, Fla. – December 4, 2024 – Aya Healthcare and Cross Country Healthcare today announced that they have entered into a definitive agreement whereby Aya will acquire Cross Country for $18.61 per share in cash in a transaction valued at approximately $615 million. The all-cash transaction represents a premium of 67 percent to Cross Country’s closing price on December 3, 2024, and a premium of 68 percent to the volume-weighted average trading price for the 30-day trading period ended December 3, 2024.

Aya and Cross Country offer complementary, tech-enabled workforce solutions across the continuum of care. The proposed combination will diversify Aya’s coverage to include Cross Country’s clinical services in non-clinical settings, including schools and homes, in addition to travel nursing and allied health, per diem, permanent staff hiring, interim leadership, locum tenens and non-clinical professionals in all 50 states. Clients will benefit by leveraging the full suite of market-leading technology, including a seamless solution for vendor management, float pool technology, provider services and predictive analytics. From best-in-class service and insights, to solving complex staffing challenges, together, Cross Country and Aya will help clients reduce the cost of care and deliver high clinical outcomes for patients. Employees of both companies will benefit from shared best practices, with great opportunities for their personal growth.

“We are excited to join forces with Cross Country and, together, bring more innovative solutions and exceptional service across the industry,” said Alan Braynin, president and Chief Executive Officer of Aya. “By combining our strengths, resources and unwavering commitment to delivering best-in-class talent solutions, we are uniquely positioned to offer enhanced value to our healthcare systems, schools, clinicians and non-clinical professionals. Aya and Cross Country will operate as separate brands, supporting each other’s clients with increased access to candidates while expanding assignment opportunities for clinicians.”

“Aya shares our mission of connecting people and jobs through intuitive technologies and innovative solutions that enable healthcare professionals and organizations to achieve their goals, ensuring clinical excellence and exceptional patient care come first,” said John A. Martins, President and Chief Executive Officer of Cross Country. “This compelling all-cash transaction will deliver significant and immediate value to our stockholders. Importantly, it will also enhance and expand services and solutions for our clients, provide a wider array of opportunities and efficiencies for our healthcare clinicians and create new opportunities for our employees as part of an industry leader with a complementary footprint and offering.”

Kevin C. Clark, Co-Founder and Chairman of Cross Country said, “When we founded Cross Country in 1986, we set out to create a company that could change lives for the better. Over nearly four decades, we have solved complex staffing challenges for customers, while providing high-quality outcomes and exceptional patient care. In this next chapter with Aya, I am confident that the combined company will be even better positioned to achieve these goals long into the future.”

Following completion of the transaction, and to ensure a seamless transition, Mr. Martins will continue to serve as President and Chief Executive Officer of Cross Country, driving the next phase of growth and innovation for Cross Country as part of Aya.

Transaction Timing, Details and Approval

Completion of the transaction is expected in the first half of 2025, subject to the approval of Cross Country stockholders and the satisfaction of other customary closing conditions, including regulatory approvals. The transaction is not subject to a financing condition.

The Cross Country Board of Directors unanimously approved the Merger Agreement and intends to recommend that Cross Country stockholders vote in favor of it at a Special Meeting of Stockholders, to be scheduled as soon as practicable.

Upon completion of the transaction, Cross Country will become a private company and its common stock will no longer trade on the NASDAQ. Aya expects to maintain a significant presence in Boca Raton, FL.

Advisors

Procopio, Cory, Hargreaves & Savitch LLP is serving as legal advisor to Aya Healthcare. BofA Securities, Inc. is serving as financial advisor and Davis Polk & Wardwell LLP is serving as legal advisor to Cross Country Healthcare.

About Aya Healthcare

Aya Healthcare is the largest healthcare talent software and staffing company in the United States. Aya operates the world’s largest digital staffing platform delivering every component of healthcare-focused labor services, including travel nursing and allied health, per diem, permanent staff hiring, interim leadership, locum tenens and non-clinical professionals. Aya’s AI-enabled software solutions, which include vendor management, float pool technology, provider solutions and predictive analytics, combined with its digital talent marketplaces, provide hospital systems greater efficiencies, superior operating results and reduced labor costs. While technology drives efficiency and scale, Aya’s 4,500+ global employees power the company to deliver unparalleled accountability and exceptional experiences for clients and clinicians. Aya’s company culture is rooted in giving back and supports organizations around food security, education, healthcare, safe shelter and equity. To learn more about Aya Healthcare, visit www.ayahealthcare.com.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a market-leading, tech-enabled workforce solutions and advisory firm with 38 years of industry experience and insight. We help clients tackle complex labor-related challenges and achieve high-quality outcomes, while reducing complexity and improving visibility through data-driven insights. Diversity, equality, and inclusion is at the heart of the organization’s overall corporate social responsibility program, and closely aligned with our core values to create a better future for its people, communities, and its stockholders.

Copies of this and other press releases, as well as additional information about Cross Country Healthcare, can be accessed online at ir.crosscountry.com. Stockholders and prospective investors can also register to automatically receive Cross Country Healthcare’s press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

Important Information and Where to Find It

This communication relates to a proposed transaction between Cross Country Healthcare, Inc. (“Cross Country”) and Aya Healthcare, Inc. (“Aya”) and certain wholly owned subsidiaries of Aya. In connection with this proposed transaction, Cross Country will file a proxy statement on Schedule 14A or other documents with the SEC. This communication is not a substitute for any proxy statement or other document that Cross Country may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF CROSS COUNTRY ARE URGED TO READ THE PROXY STATEMENT, INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT, AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement, when available, will be mailed to stockholders of Cross Country as applicable. Investors and security holders will be able to obtain free copies of these documents, when available, and other documents filed with the SEC by Cross Country through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Cross Country will be available free of charge on

Cross Country’s internet website at https://ir.crosscountryhealthcare.com/ or by contacting Cross Country’s primary investor relations contact by email at jvogel@crosscountry.com or by phone at 561-237-8310.

Participants in the Solicitation

Cross Country, Aya, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Cross Country, their ownership of Cross Country common shares, and Cross Country’s transactions with related persons is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 23, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1141103/000162828024006454/ccrn-20231231.htm), in its proxy statement on Schedule 14A for its 2024 Annual Meeting of Stockholders in the sections entitled “Security Ownership of Certain Beneficial Owners and Management” and “Related Party Transactions”, which was filed with the SEC on April 1, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1141103/000114036124016761/ny20018339x1_def14a.htm), certain of its Quarterly Reports on Form 10-Q and certain of its Current Reports on Form 8-K.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this communication that are not statements of historical fact, including statements regarding the proposed transaction, including the expected timing and closing of the proposed transaction; Cross Country’s ability to consummate the proposed transaction; the expected benefits of the proposed transaction and other considerations taken into account by the Cross Country Board of Directors in approving the proposed transaction; the amounts to be received by stockholders and expectations for Cross Country prior to and following the closing of the proposed transaction, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future of Cross Country based on current expectations and assumptions relating to Cross Country’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future performance, plans, actions or events. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties include, among others: (i) the timing to consummate the proposed transaction, (ii) the risk that a condition of closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur, (iii) the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated, (iv) the diversion of management time on transaction-related issues, (v) risks related to disruption of management time from ongoing business operations due to the proposed transaction, (vi) the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of Cross Country, (vii) the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Cross Country to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers, (viii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring Cross Country to pay a termination fee, (ix) the risk that competing offers will be made, (x) unexpected costs, charges or expenses resulting from the merger, (xi) potential litigation relating to the merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto, (xii) worldwide economic or political changes that affect the markets that Cross Country’s businesses serve which could have an effect on demand for Cross Country’s services and impact Cross Country’s profitability, (xiii) effects from global pandemics, epidemics or other public health crises, (xiv) changes in marketplace conditions, such as alternative modes of healthcare delivery, reimbursement and customer needs and (xv) disruptions in the global credit and financial markets, including diminished liquidity and credit availability, changes in international trade agreements, including tariffs and trade restrictions, cyber-security vulnerabilities, foreign currency volatility, swings in consumer confidence and spending, costs of providing services, retention of key employees, and outcomes of legal proceedings, claims and investigations. Accordingly, actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Cross Country’s filings with the SEC, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Cross Country’s Annual Report on Form 10-K for the year ended December 31, 2023 and in Cross Country’s other filings with the SEC. The list of factors is not intended to be exhaustive.

These forward-looking statements speak only as of the date of this communication, and Cross Country does not assume any obligation to update or revise any forward-looking statement made in this communication or that may from time to time be made by or on behalf of Cross Country.

Contacts:

Aya Healthcare

Lisa Park, Executive Vice President, Marketing & Communications

858-215-6892

lisa.park@ayahealthcare.com

Cross Country Healthcare

Investors

Josh Vogel, Vice President, Investor Relations

561-237-8310

jvogel@crosscountry.com

Media

Jim Golden / Clayton Erwin

Collected Strategies

CrossCountry-CS@collectedstrategies.com